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                                                                   EXHIBIT 10.19

July 28, 1998

Mr. Jeff Ballowe
85 Estrada Calabasa
Santa Fe, NM 87501
FAX: 505-984-2349

Dear Jeff:

I am pleased to offer you a position as a Director on XOOM, Inc.'s Board of Directors. The company will carry Director's and Officer's insurance upon IPO. Your compensation would be as follows:

1. Stock options in XOOM common stock for 35,000 shares at a strike price of $4.50. These share vest monthly over 2 years of service and would immediately vest upon sale of the company. This represents about 1/4 of a percent of the 14 million shares currently outstanding.

2. Ongoing consulting fee of $10,000 per month in stock options with a strike price of $4.50 per share vesting monthly over two years - this portion of the option payment would discontinue upon IPO and all options earned for consulting or fund raising (see #3 below) would immediately vest. The options will be "grossed up" to cover the $4.50 strike price and achieve the $10,000 per month rate. After the IPO, you will receive $10,000 per month, payable in stock and "paid out" using the closing price on the last trading day of the month or the last day of the month (if not public) for 18 months. We agree to cooperate to minimize your personal tax and XOOM's cheap stock issues, within the constraints of the above.

3. A commission of 5% of money raised for XOOM, payable in stock, if after the IPO and "grossed up" options as above at the then current strike price if payable before the IPO.

Please indicate your acceptance of the above terms by signing below.

Sincerely yours,                        ACCEPTED

/s/Chris Kitze
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Chris Kitze                             /s/ Jeff Ballowe
Chairman                                ---------------------------------
                                        Jeff Ballowe